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                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement         [ ]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                              Silgan Holdings Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             SILGAN HOLDINGS INC.
                               4 Landmark Square
                          Stamford, Connecticut 06901
                                (203) 975-7110

                               -----------------

                   Notice of Annual Meeting of Stockholders
                          To be Held on May 29, 2002

                               -----------------

   YOU ARE HEREBY NOTIFIED that the annual meeting of stockholders of Silgan Holdings Inc., or the Company, a Delaware corporation, will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 at 9:00 a.m. on Wednesday, May 29, 2002, for the following purposes:

    1. To elect two directors of the Company to serve until the Company's annual meeting of stockholders in 2005 and until their successors are duly elected and qualified;

    2. To approve the adoption of the Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan;

    3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

    4. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

   The close of business on April 12, 2002 has been fixed as the record date for determining the stockholders of the Company entitled to notice of and to vote at the annual meeting. All holders of record of Common Stock of the Company at that date are entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting.

                                          By Order of the Board of Directors,

                                          /s/ Frank W. Hogan, III

                                          Frank W. Hogan, III
                                          Secretary

Stamford, Connecticut
April 26, 2002

Please complete, sign and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the annual meeting. Please sign the enclosed Proxy exactly as your name appears on it. Returning the Proxy will not limit your right to vote in person or to attend the annual meeting. If you hold shares of Common Stock of the Company in more than one name, or if your shares of Common Stock of the Company are registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the Proxies that you receive so that all of your shares of Common Stock of the Company may be voted.

The annual meeting will be held to vote on the first three items listed above, tabulate the votes cast in respect of those items and report the results of the vote. No presentations or other business matters are planned for the annual meeting.

                             SILGAN HOLDINGS INC.
                               4 Landmark Square
                          Stamford, Connecticut 06901
                                (203) 975-7110

                               -----------------

                                PROXY STATEMENT

                               -----------------

                        Annual Meeting of Stockholders
                          to be held on May 29, 2002

To Stockholders of Silgan Holdings Inc.:

   This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Silgan Holdings Inc., or the Company, for use at our annual meeting of stockholders, or the Meeting, to be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Wednesday, May 29, 2002, at 9:00 a.m., and at any postponements or adjournments of the Meeting. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 26, 2002.

   Only holders of record of our Common Stock as of the close of business on April 12, 2002, the Record Date, will be entitled to notice of and to vote at the Meeting. As of the Record Date, we had 18,005,685 shares of our Common Stock outstanding, and each share is entitled to one vote. We have no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

   All shares of our Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares of our Common Stock represented by such proxies will be voted FOR the election of the nominees for director listed below to serve until our annual meeting of stockholders in 2005 and until their successors are duly elected and qualified, FOR the approval of the Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002. We do not anticipate that any other matters will be brought before the Meeting. If any other matters properly come before the Meeting, the shares of our Common Stock represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares of our Common Stock abstaining, and shares of our Common Stock held in street name as to which a broker has not voted on some matters but has voted on other matters, or Broker Shares, will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority of shares of our Common Stock present in person or by proxy at the Meeting, assuming that a quorum exists at the Meeting. Stockholders may not cumulate their votes. Abstentions and Broker Shares that have not been voted with respect to a particular proposal will not be counted in determining the total number of votes cast or in determining whether such proposal has received the requisite number of affirmative votes.

   You may revoke your proxy at any time before it is exercised at the Meeting by (1) delivering to the Secretary of the Company a duly executed proxy bearing a later date; (2) filing a written notice of revocation with the Secretary of the Company; or (3) appearing at the Meeting and voting in person.

   In addition to solicitations by mail, some of our directors, officers and employees may solicit proxies for the Meeting personally or by telephone without extra remuneration. We will also provide persons, banks, brokerage firms, custodians, nominees, fiduciaries and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The Company will bear the costs of soliciting proxies.

   THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULE THERETO, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SILGAN HOLDINGS INC., 4 LANDMARK SQUARE, STAMFORD, CONNECTICUT 06901 (TELEPHONE NUMBER: (203) 975-7110), ATTENTION: GENERAL COUNSEL.

                             ELECTION OF DIRECTORS

Nominees

   Our Board of Directors is composed of six members, divided evenly into three classes (designated Class I, Class II and Class III). At each annual meeting of stockholders, the term of office of one class of directors of the Company expires, and directors nominated to the class of directors whose term is expiring at such annual meeting will be elected for a term of three years. Our remaining directors continue in office until their respective terms expire and until their successors are duly elected and qualified. Accordingly, at each annual meeting of stockholders of the Company two of our six directors will be elected, and each of our directors will be required to stand for election once every three years. At the Meeting, the term of office for our Class II Directors expires.

   Our Class II Directors currently are Messrs. D. Greg Horrigan and John W. Alden. Our Board of Directors has nominated each of Messrs. Horrigan and Alden for re-election at the Meeting as Class II Directors of the Company, each to serve until our annual meeting of stockholders in 2005 and until his successor has been duly elected and qualified. Messrs. Horrigan and Alden were nominated for re-election as Class II Directors of the Company pursuant to provisions of the Amended and Restated Stockholders Agreement dated as of November 6, 2001, or the Stockholders Agreement, among R. Philip Silver, D. Greg Horrigan and the Company. You should read the section in this Proxy Statement titled ''Certain Relationships and Related Transactions--Stockholders Agreements'' for a description of the material terms and provisions of the Stockholders Agreement.

   Each nominee for Class II Director of the Company has consented to be named in this Proxy Statement and to serve on our Board of Directors if elected. If, prior to the Meeting, any nominee should become unavailable to serve on our Board of Directors for any reason, the shares of our Common Stock represented by all properly executed Proxies will be voted for such alternate individual as shall be designated by our Board of Directors.

   We have provided information regarding each nominee for Class II Director of the Company and each Director of the Company whose term of office continues after the Meeting, including the individual's age (as of December 31, 2001), principal occupation, business experience during at least the last five years, and other directorships currently held and the year in which such individual was first elected a director of the Company.

  Nominees for election as Directors (Class II)--term expiring 2005

   D. Greg Horrigan, age 58, has been our President and Co-Chief Executive Officer since March 1994. Mr. Horrigan is one of our founders and was formerly our Chairman of the Board. Mr. Horrigan has been a Director since our inception in 1987. Mr. Horrigan has been Chairman of the Board of Silgan Containers Corporation, or Silgan Containers, one of two wholly owned subsidiaries of the Company through which we conduct principally all of our business, and a director of Silgan Plastics Corporation, or Silgan Plastics, the other wholly owned subsidiary of the Company through which we conduct principally all of our business, since their inception in August 1987. Prior to founding the Company in 1987, Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987.

   John W. Alden, age 60, has been one of our directors since November 2001. From 1965 until 2000, Mr. Alden was employed by United Parcel Service of America, Inc., or UPS, serving in various management positions. Until his retirement in 2000, Mr. Alden was Vice Chairman of UPS since 1996 and a director of UPS since 1988. Mr. Alden is also a director of Barnes Group Inc.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR (CLASS II) OF THE COMPANY.

  Incumbent Directors (Class I)--term expiring 2004

   R. Philip Silver, age 59, has been our Chairman of the Board and Co-Chief Executive Officer since March 1994. Mr. Silver is one of our founders and was formerly our President. Mr. Silver has been a Director since our inception in 1987. Mr. Silver has been a director of Silgan Containers since its inception in August 1987 and Vice President of Silgan Containers since May 1995. Mr. Silver has been a director of Silgan Plastics since its inception in August 1987 and Chairman of the Board of Silgan Plastics since March 1994. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986.

   Leigh J. Abramson, age 33, has been one of our directors since September 1996. He has been with Morgan Stanley & Co. Incorporated, or Morgan Stanley, since 1990 and Morgan Stanley Private Equity since 1992. He has been a Managing Director of Morgan Stanley since December 2001. Mr. Abramson is also a director of Weblink Wireless, Inc., Smurfit Stone Container Corporation and several private companies.

  Incumbent Directors (Class III)--term expiring 2003

   Edward A. Lapekas, age 58, has been one of our directors since October 2001. Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce packaging venture, from October 2000 until June 2001. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive Officer. Prior to that, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company where he served in various strategy, planning, operating and marketing capacities.

   Jeffrey C. Crowe, age 55, has been one of our directors since May 1997. Mr. Crowe has been Chairman of the Board, President and Chief Executive Officer of Landstar System, Inc., or Landstar, since April 1991, and President and Chief Executive Officer of Landstar System Holdings, Inc., or LSHI, since June 1989 and Chairman of LSHI since March 1991. Mr. Crowe has also been President of Signature Insurance Company, a subsidiary of LSHI, since February 1997. Mr. Crowe has served as Chairman of the National Defense Transportation Association since October 1993. From November 1989 to November 1998, Mr. Crowe served in a number of capacities at the American Trucking Association, Inc., or ATA, including Director, Secretary and as a member of the ATA Executive Committee. Mr. Crowe has served as a Director of the National Chamber Foundation since November 1997, a Director of the U.S. Chamber of Commerce since February 1998 and a Director of Sun Trust Bank North-Florida, N.A. since January 1999.

   Mr. Horrigan was elected as a Director of the Company at our annual meeting of stockholders in 1999. Mr. Alden was nominated for election as a Director of the Company pursuant to the Stockholders Agreement to replace James S. Hoch, who resigned as a Director of the Company in November 2001, and Mr. Alden was elected to the Board of Directors of the Company in November 2001 by the unanimous vote of the other Directors of the Company pursuant to our Restated Certificate of Incorporation. Messrs. Silver and Abramson were elected as Directors of the Company at our annual meeting of stockholders in 2001. Mr. Crowe was elected as a Director of the Company at our annual meeting of stockholders in 2000. Mr. Lapekas was nominated for election as a Director of the Company pursuant to a prior stockholders agreement of the Company to replace Thomas M. Begel, who resigned as a Director of the Company in October 2001, and Mr. Lapekas was elected to the Board of Directors of the Company in October 2001 by unanimous vote of the other Directors of the Company pursuant to our Restated Certificate of Incorporation.

   Our Board of Directors met four times and acted by written consent ten times during 2001. None of our incumbent Directors attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2001 while he was a Director and (2) the total number of meetings held in 2001 by all committees of the Board of Directors on which he served while he was a Director.

Compensation of Directors

   Directors who do not receive compensation as officers or employees of the Company or any of our affiliates are paid an annual retainer fee of $25,000 for their service on our Board of Directors, and a fee of $2,000 for each meeting of our Board of Directors that they attend and each meeting of a committee of our Board of Directors that they attend and that is not held on the same day as a meeting of our Board of Directors, plus reasonable out-of-pocket expenses. Directors who receive compensation as officers or employees of the Company or any of our affiliates do not receive annual or meeting fees.

Committees of the Board of Directors

   Our Board of Directors has three standing committees. The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

   1. Audit Committee. The Audit Committee has the responsibility of overseeing the Company's financial reporting process on behalf of our Board of Directors. The functions performed by the Audit Committee are described in the "Report of the Audit Committee" below. The Audit Committee is governed by a written charter approved by our Board of Directors. During 2001, the Audit Committee held three meetings and acted by written consent twice. The Audit Committee currently consists of Messrs. Abramson, Alden and Lapekas, each of whom is independent as required by the written charter of the Audit Committee and applicable securities rules and regulations.

   2. Compensation Committee. The Compensation Committee has the responsibility of (i) reviewing matters relating to the compensation of all executive officers of the Company (other than those who are compensated by S&H Inc. (see "Certain Relationships and Related Transactions" and "Executive Compensation")) and any executive officers of the subsidiaries of the Company who are among the five most highly compensated executive officers of the Company and its subsidiaries, and (ii) making recommendations to the Board of Directors with respect to the compensation of such executive officers. The Compensation Committee held one meeting and acted by written consent twice during 2001. The Compensation Committee currently consists of Messrs. Crowe and Lapekas.

   3. Stock Option Committee. The Stock Option Committee administers the Silgan Holdings Inc. 1989 Fourth Amended and Restated Stock Option Plan, or the Stock Option Plan, and determines the officers and key employees of the Company to whom stock options should be granted in accordance with the Stock Option Plan. The Stock Option Committee did not formally meet during 2001 but acted by written consent five times during 2001. The Stock Option Committee currently consists of Messrs. Silver and Horrigan.

   Our Board of Directors does not have a nominating committee.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors of the Company. Management of the Company has the primary responsibility for the financial statements and the reporting process of the Company including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

   The Audit Committee reviewed with Ernst & Young LLP, the Company's independent auditors responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors' independence.

   The Audit Committee discussed with the Company's management and independent auditors the overall scope and plans for the Company's annual audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations along with management's responses to significant matters. Also, the Audit Committee discussed with management and the independent auditors of the Company the integrity, adequacy and effectiveness of the Company's financial reporting processes and accounting and financial controls. The Audit Committee held three meetings during 2001.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors of the Company has approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended and the Board of Directors of the Company has approved, subject to stockholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

                                          By the Audit Committee of the Board
                                            of Directors:

                                          Leigh J. Abramson
                                          John W. Alden
                                          Edward A. Lapekas

                              EXECUTIVE OFFICERS

   Our Board of Directors appoints the executive officers of the Company. The executive officers of our subsidiaries are appointed by the respective boards of directors of our subsidiaries. We provide below certain information concerning the executive officers of the Company and its subsidiaries, including each individual's age (as of December 31, 2001). Information concerning Messrs. Silver and Horrigan, our Chairman of the Board and Co-Chief Executive Officer and our President and Co-Chief Executive Officer, respectively, is set forth in the section in this Proxy Statement titled "Election of Directors." There are no family relationships among any of the directors or executive officers of the Company.

Executive Officers of the Company

   Harley Rankin, Jr., age 62, has been our Executive Vice President and Chief Financial Officer since our inception. Mr. Rankin was also our Treasurer from January 1992 until October 2001. Mr. Rankin has indicated his intention to retire in June 2002. Mr. Rankin has been Vice President of Silgan Containers and Silgan Plastics since January 1991 and May 1991, respectively, and was Treasurer of Silgan Plastics from January 1994 to December 1994. Prior to joining us, Mr. Rankin was Senior Vice President and Chief Financial Officer of Armtek Corporation. Mr. Rankin was Vice President and Chief Financial Officer of Continental Can Company from November 1984 to August 1986.

   Frank W. Hogan, III, age 41, has been our Vice President, General Counsel and Secretary since June 1997. Mr. Hogan has also been Vice President, General Counsel and Secretary of Silgan Containers and Silgan Plastics since June 1997. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts. From April 1988 to September 1995, Mr. Hogan was an associate at that firm.

   Glenn A. Paulson, age 58, has been our Vice President--Corporate Development since January 1996. Mr. Paulson has also been Vice President of Silgan Containers since January 1999. From August 1995 to December 1995, Mr. Paulson was employed by Silgan Containers to manage the transition of the Food Metal and Specialty Business of American National Can Company, or ANC. From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

   Nancy Merola, age 39, has been our Vice President and Controller since October 2000. Ms. Merola has also been Vice President of Silgan Containers and Silgan Plastics since October 2000. From February 2000 to October 2000, Ms. Merola was Manager, Reporting and Specialized Accounting, for Texaco Inc. Previously, Ms. Merola was Director, Corporate Accounting and Headquarters Planning, at RJR Nabisco Holdings, Inc. since January 1997. From September 1995 to January 1997, Ms. Merola was Financial Manager--Operations Finance at Kraft Foods Inc., a subsidiary of Philip Morris Companies Inc. From 1989 to 1995, Ms. Merola held various positions with Philip Morris Companies Inc., last serving as Manager, Financial Planning and Analysis.

   Malcolm E. Miller, age 34, has been our Vice President and Treasurer since October 2001. Mr. Miller has also been Vice President of Silgan Containers and Silgan Plastics since October 2001. Previously, Mr. Miller was Assistant Vice President and Assistant Treasurer of Primedia Inc. from April 2000 until October 2001. Prior to that, Mr. Miller was employed by us from June 1997 until April 2000, last serving as Assistant Treasurer. From June 1995 until June 1997, Mr. Miller was employed by International Paper Company, last serving as a Senior Financial Analyst.

Executive Officers of Silgan Containers

   James D. Beam, age 58, has been President of Silgan Containers since July 1990. From September 1987 to July 1990, Mr. Beam was Vice President--Marketing & Sales of Silgan Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

   Gary M. Hughes, age 59, has been Executive Vice President of Silgan Containers since January 1998. Previously, Mr. Hughes was Vice President--Sales & Marketing of Silgan Containers since July 1990. From February 1988 to July 1990, Mr. Hughes was Vice President, Sales and Marketing of the Beverage Division of Continental Can Company. Prior to February 1988, Mr. Hughes was employed by Continental Can Company in various sales positions.

   Thomas Richmond, age 43, has been Executive Vice President of Silgan Containers since September 2001. Previously, he was Senior Vice President of Silgan Plastics since October 2000. Prior to that, Mr. Richmond was President of RXI Plastics, Inc. from October 1995 to October 2000. From January 1993 to October 1995, Mr. Richmond was Executive Vice President of Plastic Engineered Components. From February 1991 to January 1993, he was Vice President and General Manager of Berry Plastics Corporation. From October 1988 to February 1991, Mr. Richmond was Vice President and General Manager of Carnaud Metalbox in the United States. Prior to that, he was employed by American Can Company since September 1979, last serving as an Area Manager.

   L. Geoffrey Greulich, age 40, has been Senior Vice President of Silgan Containers since July 2000. From October 1998 to June 2000 he was Vice President of Corporate Development for American Business Products Corp. Prior to that, Mr. Greulich was employed by Tenneco Packaging, a unit of Tenneco Inc., last serving as Regional Operations Director.

   John Wilbert, age 42, has been Senior Vice President--Operations of Silgan Containers since September 2001. Prior to that, Mr. Wilbert was Vice President-Operations of Silgan Containers since January 1998. From October 1992 to January 1998, Mr. Wilbert was Area Manager of Operations of Silgan Containers. Prior to October 1992, Mr. Wilbert was employed by Silgan Containers in various positions.

   Michael A. Beninato, age 53, has been Vice President--Supply Chain Management of Silgan Containers since January 2001. Prior to that, Mr. Beninato was Director of Production Planning and Warehousing of Silgan Containers from August 1995 to January 2001. Prior to joining Silgan Containers in August 1995, Mr. Beninato was employed by ANC for over 28 years in various production control positions.

   Joseph A. Heaney, age 48, has been Vice President--Finance of Silgan Containers since October 1995. From September 1990 to October 1995, Mr. Heaney was Controller, Food Metal and Specialty Business of ANC. From August 1977 to August 1990, Mr. Heaney was employed by ANC and American Can Company in various divisional, regional and plant finance/accounting positions.

   H. Schuyler Todd, age 61, has been Vice President--Human Resources of Silgan Containers since April 1999. From September 1987 to April 1999, Mr. Todd was Director of Human Resources of Silgan Containers. Previously, Mr. Todd was employed for approximately eleven years by the Can Division of the Carnation Company as Industrial Relations Manager.

Executive Officers of Silgan Plastics

   Russell F. Gervais, age 58, has been President of Silgan Plastics since December 1992. From September 1989 to December 1992, Mr. Gervais was Vice President--Sales & Marketing of Silgan Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

   Alan H. Koblin, age 49, has been Senior Vice President of Silgan Plastics since January 2000. Previously, Mr. Koblin was Vice President--Sales & Marketing of Silgan Plastics since December 1994. From 1992 to 1994, Mr. Koblin was Director of Sales & Marketing of Silgan Plastics. From 1990 to 1992, Mr. Koblin was Vice President of Churchill Industries.

   Charles Minarik, age 64, has been Senior Vice President--Commercial Development of Silgan Plastics since January 2000. Previously, he was Vice President--Operations and Commercial Development of Silgan Plastics since May 1993. From February 1991 to August 1992, Mr. Minarik was President of Wheaton Industries Plastics Group. Mr. Minarik was Vice President--Marketing of Constar International, Inc. from March 1983 to February 1991.

   Colleen J. Jones, age 41, has been Senior Vice President--Finance and Administration of Silgan Plastics since October 2000. Prior to that, Ms. Jones was Vice President--Finance of Silgan Plastics since December 1994. From November 1993 to December 1994, Ms. Jones was Corporate Controller of Silgan Plastics and from July 1989 to November 1993, she was Manager--Finance of Silgan Plastics.

   Emidio DiMeo, age 42, has been Senior Vice President of Silgan Plastics and of Silgan Plastics Canada Inc. since October 2000. Prior to that, Mr. DiMeo was Vice President of Silgan Plastics Canada Inc. since May 1999. From April 1997 to May 1999, Mr. DiMeo was General Manager of Silgan Plastics Canada Inc. From March 1995 to April 1997, Mr. DiMeo was President and General Manager of Rexam Containers Limited of Canada.

   Donald E. Bliss, age 50, has been Vice President--Sales of Silgan Plastics since January 2000. From November 1993 to December 1999, Mr. Bliss was National Sales Director at Silgan Plastics. Prior to that, Mr. Bliss was employed by Graham Packaging Company, last serving as Regional Sales Director.

   Howard H. Cole, age 56, has been Vice President--Human Resources and Administration and Assistant Secretary of Silgan Plastics since September 1987. From April 1986 to September 1987, Mr. Cole was Manager of Personnel of the Monsanto Engineered Products Division of Monsanto Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreements

   Each of the Company, Silgan Containers and Silgan Plastics has entered into a management services agreement, or the Management Agreements, with S&H Inc., or S&H, a corporation wholly owned by Messrs. Silver and Horrigan. Pursuant to the Management Agreements, S&H provides the Company, Silgan Containers and Silgan Plastics and their subsidiaries with general management and administrative services, or the Services. The term of the Management Agreements currently continues until June 30, 2003. Thereafter, the term of the Management Agreements is automatically renewed for successive one-year periods unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew the term. Pursuant to the Management Agreements, the Compensation Committee of our Board of Directors (other than any member who is receiving or is entitled to receive, or is affiliated with an entity that is receiving or entitled to receive, any payment from the Company or S&H under or in connection with the Management Agreements) determines on behalf of the Company and its subsidiaries whether to give such written notice not to renew the term. In November 2001, the Compensation Committee of our Board of Directors (other than Mr. Horrigan, who was then serving as a member of the Compensation Committee) determined by written resolution to continue the term of the Management Agreements after June 30, 2002 for a one-year renewal term until June 30, 2003.

   The Management Agreements provide for payments to S&H in an amount equal to 90.909% of each of (i) on a monthly basis, $5,000 plus an amount equal to 2.475% of consolidated earnings before depreciation, interest and taxes of the Company, or Company EBDIT, for such calendar month until Company EBDIT for the calendar year reaches an amount set forth in the Management Agreements for such calendar year, or the Scheduled Amount, and (ii) on a quarterly basis, an amount equal to 2.475% of Company EBDIT for such calendar quarter until Company EBDIT for the calendar year reaches the Scheduled Amount. The Scheduled Amount was $111.9 million for the calendar year 2001 and is $115.3 million for the calendar year 2002. For each calendar year after 2002, the Scheduled Amount increases by 3% from the previous year.

   Additionally, the Management Agreements provide that the Company, Silgan Containers, Silgan Plastics and their subsidiaries reimburse S&H on a monthly basis for all out-of-pocket expenses paid by S&H in providing the Services, including fees and expenses to consultants, subcontractors and other third parties in connection with the Services. All fees and expenses paid to S&H under each of the Management Agreements are credited against amounts owed to S&H under the other Management Agreements. Under the terms of the Management Agreements, the Company, Silgan Containers and Silgan Plastics have agreed, subject to exceptions, to indemnify S&H and its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any losses, damages, costs and expenses they may sustain arising in connection with the Management Agreements.

   The Management Agreements may be terminated (i) at the option of each of the Company, Silgan Containers and Silgan Plastics upon the failure or refusal of S&H to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence is given; (ii) at the option of S&H upon the failure or refusal of any of the Company, Silgan Containers and Silgan Plastics to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence is given; (iii) at the option of S&H or the Company, Silgan Containers and Silgan Plastics (a) if S&H or one of the Company, Silgan Containers and Silgan Plastics is declared insolvent or bankrupt or a voluntary bankruptcy petition is filed by any of them, (b) upon the occurrence of any of the following events with respect to S&H or one of the Company, Silgan Containers and Silgan Plastics if not cured, dismissed or stayed within 45 days: the filing of an involuntary petition in bankruptcy, the appointment of a trustee or receiver or the institution of a proceeding seeking a reorganization, arrangement, liquidation or dissolution, (c) if S&H or one of the Company, Silgan Containers and Silgan Plastics voluntarily seeks a reorganization or arrangement or makes an assignment for the benefit of creditors or (d) upon the death or permanent disability of both of Messrs. Silver and Horrigan; (iv) upon at least 180 days prior written notice at the option of each of the Company, Silgan Containers and Silgan Plastics for any reason; (v) upon at least 180 days prior written notice at the option of S&H for any reason other than Cause or a Change of Control (each as defined in the Management Agreements); (vi) at the option of S&H after a Change of Control;
(vii) at the option of the Company, Silgan Containers and Silgan Plastics in the event of criminal conduct or gross negligence by S&H in the performance of the Services; or (viii) at the option of S&H or the Company, Silgan Containers and Silgan Plastics upon the termination of any of the Management Agreements for Cause. The Management Agreements prohibit S&H from competing with the Company and its subsidiaries during the term and, only if S&H terminates the Management Agreements pursuant to clause (v) above, for a period of one year after termination. The Management Agreements provide that, in the event that they are terminated pursuant to clause (iv) above, each of the Company, Silgan Containers and Silgan Plastics will be required to pay to S&H the present value of the amount of the payments that would have been payable to S&H under the Management Agreements through the end of the then current term of the Management Agreements.

   We believe that it is difficult to determine whether the Management Agreements are on terms no less favorable than those available from unaffiliated parties because of the personal nature of the services provided under the Management Agreements and the expertise and skills of the individuals providing the services. We believe that the arrangements under the Management Agreements are fair to both parties.

   For the year ended December 31, 2001, S&H earned aggregate fees under the Management Agreements of $5.1 million from the Company and its subsidiaries.

Stockholders Agreements

   In November 2001, Messrs. Silver and Horrigan and the Company entered into the Stockholders Agreement. The Stockholders Agreement replaced in its entirety the Stockholders Agreement dated as of February 14, 1997, or the 1997 Stockholders Agreement, among Messrs. Silver and Horrigan and The Morgan Stanley Leveraged Equity Fund II, L.P., or MSLEF II, a former stockholder of the Company and an affiliate of Morgan Stanley.

   Under the Stockholders Agreement, the Group (as defined in the Stockholders Agreement) has the right to nominate for election all directors of the Company until the Group holds less than one-half of the number of shares of our Common Stock held by it in the aggregate on February 14, 1997. At least one of the Group's nominees must be either Mr. Silver or Mr. Horrigan. On February 14, 1997, the Group held 7,153,090 shares of our Common Stock in the aggregate. Additionally, the Group has the right to nominate for election either Mr. Silver or Mr. Horrigan as a member of our Board of Directors when the Group no longer holds at least one-half of the number of shares of our Common Stock held by it in the aggregate on February 14, 1997 but beneficially owns 5% of our Common Stock. The Group generally includes Messrs. Silver and Horrigan and their affiliates and related family transferees and estates.

   If either Mr. Silver or Mr. Horrigan notifies our Board of Directors that the Group cannot agree on an individual for any of its nominees under the Stockholders Agreement or if at least 45 days prior to our annual meeting of stockholders the Group fails to nominate for election at such annual meeting the requisite number of individuals to stand for election to our Board of Directors at such annual meeting, then our Board of Directors has the right to nominate for election to our Board of Directors the number of individuals that Messrs. Silver and Horrigan could not agree on as nominees or that the Group failed to nominate timely.

   The Stockholders Agreement continues until the death or disability of both of Messrs. Silver and Horrigan.

   The provisions of the Stockholders Agreement could have the effect of delaying, deferring or preventing a change of control of the Company and preventing our stockholders from receiving a premium for their shares of our Common Stock in any proposed acquisition of the Company.

   Additionally, in November 2001, the Company entered into an agreement with MSLEF II pursuant to which MSLEF II was granted the right to nominate one individual for election as a Class I Director of the Company for so long as MSLEF II beneficially owned at least 5% of our Common Stock. Mr. Abramson, who is currently serving as a Class I Director of the Company, was deemed to be the initial nominee of MSLEF II under this agreement. In February 2002, this agreement terminated once MSLEF II no longer beneficially owned at least 5% of our Common Stock.

   Messrs. Silver and Horrigan, MSLEF II, Bankers Trust New York Corporation and the Company are also parties to a Stockholders Agreement dated as of December 21, 1993, or the 1993 Stockholders Agreement. Under the 1993 Stockholders Agreement, if at any time until February 2005 the Company determines to register additional shares of our Common Stock (other than in connection with certain non-underwritten offerings), the Company must offer to the other parties to the 1993 Stockholders Agreement the opportunity to include shares of our Common Stock held by them in such registration. Additionally, the 1993 Stockholders Agreement provided MSLEF II with the right, until February 2005, to demand two separate registrations of the shares of our Common Stock held by it until MSLEF II held less than 5% of our Common Stock. In November 2001, MSLEF II exercised one of its demand registration rights under the 1993 Stockholders Agreement and sold 4,592,000 shares of our Common Stock held by it under a registration statement filed by the Company. In February 2002, any further demand registration rights of MSLEF II expired once MSLEF II no longer owned at least 5% of our Common Stock.

   Concurrent with the Company's initial public offering of its Common Stock, or the IPO, in February 1997, MSLEF II and Messrs. Silver and Horrigan entered into the 1997 Stockholders Agreement. The 1997 Stockholders Agreement was replaced entirely in November 2001 by the Stockholders Agreement. The 1997 Stockholders Agreement had provided generally that (i) for so long as MSLEF II held at least one-half of the number of shares of our Common Stock held by it immediately prior to the IPO, each of Messrs. Silver and Horrigan would use his best efforts (including to vote any shares of our Common Stock owned or controlled by him) to cause the nomination and election of two members of our Board of Directors to be chosen by MSLEF II; and (ii) from and after the time that MSLEF II held less than one-half of the number of shares of our Common Stock held by MSLEF II immediately prior to the IPO and until such time that MSLEF II held less than 5% of our outstanding Common Stock, each of Messrs. Silver and Horrigan would use his best efforts (including to vote any shares of our Common Stock owned or controlled by him) to cause the nomination and election of one member of our Board of Directors to be chosen by MSLEF II. In addition, the 1997 Stockholders Agreement had provided generally that (i) for so long as the Group (as defined in the 1997 Stockholders Agreement) held at least one-half of the number of shares of our Common Stock held by it in the aggregate at the time of the IPO, MSLEF II would use its best efforts (including to vote any shares of our Common Stock owned or controlled by it) to cause the nomination and election of two individuals nominated by the holders of a majority of the shares of our Common Stock held by the Group as members of our Board of Directors, (ii) from and after the time that the Group held less than one-half of the number of shares of our Common Stock held by it in the aggregate at the time of the IPO and until such time that the Group held less than 5% of our outstanding Common Stock, MSLEF II would use its best efforts (including to vote any shares of our Common Stock owned or controlled by it) to cause the nomination and election of one individual nominated by the holders of a majority of the shares of our Common Stock held by the Group as a member of our Board of Directors, and (iii) so long as the Group held at least one-half of the number of shares of our Common Stock held by it in the aggregate at the time of the IPO, the Group would have the right to nominate for election all directors of the Company other than the directors referred to above in this paragraph, and MSLEF II would vote all shares of our Common Stock owned or controlled by it against any director standing for election for our Board of Directors that had not been nominated by the Group.

Other

   For 2001, we retained Morgan Stanley to provide us and our subsidiaries with financial advisory services. For such services, we paid Morgan Stanley approximately $0.5 million in 2001.

   In 2001 we entered into natural gas swap agreements with Morgan Stanley Capital Group, Inc., or MSCG, an affiliate of Morgan Stanley, for an aggregate notional principal amount of 1,000,000 MMBtu of natural gas. During 2001, an aggregate notional principal amount of 100,000 MMBtu of these natural gas swap agreements were settled under which we paid an insignificant amount to MSCG.

   Morgan Stanley Senior Funding, Inc., or MSSF, an affiliate of Morgan Stanley, is a lender under our U.S. bank credit agreement. MSSF receives a portion of the commitment fees paid by us under our U.S. bank credit agreement based on the amount of its lending commitment. MSSF will continue to receive such fees under our U.S. bank credit agreement in the future.

   In 2001, Landstar provided transportation services to our subsidiaries. We expect that Landstar will continue to provide transportation services to our subsidiaries in 2002. We believe that these transportation services were provided on terms no less favorable to us than provided generally to Landstar's other customers. We paid Landstar approximately $0.7 million in 2001 for such transportation services. Mr. Jeffrey C. Crowe, a Director of the Company, is the Chairman of the Board, President and Chief Executive Officer of Landstar.

   In the event that we enter into any future transactions with any of our affiliates, we expect to enter into any such transactions on terms no less favorable to us than those available from unaffiliated parties.

                            EXECUTIVE COMPENSATION

   In the table below, we provide information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 2001, 2000 and 1999 of those persons who at December 31, 2001 were the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company, collectively the Named Executive Officers.

                          Summary Compensation Table

                                                                      Long-Term
                                                Annual Compensation Compensation
                                                ------------------- -------------
                                                                       Awards
                                                                    -------------
                                                                     Securities
                                                                     Underlying      All Other
Name and Principal Position                Year Salary(a)  Bonus(b) Stock Options Compensation(c)
---------------------------                ---- ---------- -------- ------------- ---------------
R. Philip Silver.......................... 2001 $2,235,000    --         --             --
 (Chairman of the Board and Co-Chief       2000  2,170,000    --         --             --
 Executive Officer of the Company and      1999  2,080,000    --         --             --
 Chairman of the Board of Silgan Plastics)

D. Greg Horrigan.......................... 2001 $2,235,000    --         --             --
 (President and Co-Chief Executive Officer 2000  2,170,000    --         --             --
 of the Company and Chairman of the        1999  2,080,000    --         --             --
 Board of Silgan Containers)

Harley Rankin, Jr......................... 2001 $  509,063    --         --             --
 (Executive Vice President and Chief       2000    494,394    --       120,000          --
 Financial Officer of the Company)         1999    474,168    --         --             --

James D. Beam............................. 2001 $  435,000 $139,896      --          $107,937
 (President of Silgan Containers)          2000    422,340  141,273    120,000         99,809
                                           1999    410,040  108,558      --           101,811

Russell F. Gervais........................ 2001 $  299,500 $113,800      --          $ 23,205
 (President of Silgan Plastics)            2000    289,300   82,500     84,000         28,031
                                           1999    280,050   29,600      --            59,577

--------
(a) The salaries of Messrs. Silver, Horrigan and Rankin reflect amounts as earned and were paid by S&H. Each of them received no direct compensation from the Company or its subsidiaries, except that Mr. Rankin received stock options from the Company in 2000 under the Stock Option Plan. You should also read the section in this Proxy Statement titled "Certain Relationships and Related Transactions--Management Agreements."

(b) Bonuses of Messrs. Beam and Gervais were earned by them in the year reported in the table and paid in the following year pursuant to applicable performance incentive plans of the Company's subsidiaries. Under such plans, executive officers and other key employees may be awarded cash bonuses provided that certain assigned financial targets and, in some cases, organizational goals are achieved.

(c) In the case of Mr. Beam, this consists of (i) amounts contributed under the Silgan Containers Corporation Supplemental Executive Retirement Plan, or the Containers Supplemental Plan, and used to pay premiums for split-dollar life insurance for him maintained in conjunction with the Containers Supplemental Plan and (ii) amounts contributed under the Silgan Containers Corporation Deferred Incentive Savings Plan, or the Containers Savings Plan. For 2001, Silgan Containers contributed $92,237 under the Containers Supplemental Plan and $15,700 under the Containers Savings Plan for the benefit of Mr. Beam. In the case of Mr. Gervais, this consists of amounts contributed by Silgan Plastics for him under the Silgan Plastics Corporation Supplemental Saving and Pension Plan, or the Plastics Supplemental Plan.

   In the table below, we provide information concerning the exercise in 2001 of stock options by, and the value at December 31, 2001 of unexercised stock options of, each of the Named Executive Officers.

   Aggregate Option Exercises In 2001 And Option Values At December 31, 2001

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                               Shares                    Options at          in-the-Money Options at
                              Acquired                December 31, 2001       December 31, 2001(a)
                                 on      Value    ------------------------- -------------------------
Name                          Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
----                          -------- ---------- ----------- ------------- ----------- -------------
R. Philip Silver.............    --        --         --           --           --           --
D. Greg Horrigan.............    --        --         --           --           --           --
Harley Rankin, Jr............  86,786  $1,174,682     --         96,000         --       $1,158,720
James D. Beam................    --        --        24,000      96,000     $  289,680    1,158,720
Russell F. Gervais...........    --        --       135,262      67,200      3,235,138      811,104

--------
(a) The value of an unexercised option is based upon the difference between $26.16, the closing sales price for a share of our Common Stock on the last business day of 2001 (December 31, 2001) as quoted by the Nasdaq National Market System, and the exercise price per share of our Common Stock for such option.

Pension Plans

   The Company has established pension plans, or the Pension Plans, covering substantially all of the salaried employees of Silgan Containers and Silgan Plastics, or the Containers Pension Plan and the Plastics Pension Plan, respectively. The Pension Plans are defined benefit plans intended to be qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, under which pension costs are determined annually on an actuarial basis with contributions made accordingly.

   The table below illustrates the estimated annual normal retirement benefits that are payable under the Containers Pension Plan (also taking into account benefits payable under the Containers Supplemental Plan described below). The benefit levels assume retirement at age 65, the years of service shown, continued existence of the Containers Pension Plan without substantial change and payment in the form of a single life annuity.

                         Containers Pension Plan Table

                                       Years of Service
                     ----------------------------------------------------
       Final Average
         Earnings       10      15       20       25       30       35
         --------    ------- -------- -------- -------- -------- --------
         $100,000    $13,260 $ 21,270 $ 29,270 $ 37,280 $ 45,290 $ 53,290
          150,000     20,640   33,020   45,400   57,780   70,160   82,540
          200,000     28,010   44,770   61,520   78,280   95,040  111,790
          250,000     35,390   56,520   77,650   98,780  119,910  141,040
          300,000     42,760   68,270   93,770  119,280  144,790  170,290
          350,000     50,140   80,020  109,900  139,780  169,660  199,540
          400,000     57,510   91,770  126,020  160,280  194,540  228,790
          450,000     64,890  103,520  142,150  180,780  219,410  258,040

   Benefits under the Containers Pension Plan are based on the participant's average base pay (the "Salary" column in the Summary Compensation Table) over the final three years of employment. The amount of average base pay taken into account for any year is limited by Section 401(a)(17) of the Code, which imposes a cap of $200,000 (to be indexed for inflation) on compensation taken into account for 2002 and later years. Benefits under the Containers Pension Plan are not subject to any deduction for Social Security or other offset amounts.

   As of December 31, 2001, Mr. Beam, the only Named Executive Officer who is an eligible participant under the Containers Pension Plan, had fourteen years of credited service under the Containers Pension Plan. Mr. Beam also participates in the Containers Supplemental Plan, which is designed to make up for benefits not payable under the Containers Pension Plan due to Code limitations. His benefits under the Containers Supplemental Plan are funded through a split-dollar life insurance policy. Income attributable to this life insurance policy is included in the "All Other Compensation" column of the Summary Compensation Table.

   The table below illustrates the estimated annual normal retirement benefits that are payable under the Plastics Pension Plan (also taking into account benefits payable under the Plastics Supplemental Plan described below). The benefit levels assume retirement age at 65, the years of service shown, continued existence of the Plastics Pension Plan without substantial change and payment in the form of a single life annuity.

                          Plastics Pension Plan Table

                                       Years of Service
                      --------------------------------------------------
        Final Average
          Earnings       10      15      20      25       30       35
        ------------- ------- ------- ------- -------- -------- --------
           $100,000   $11,000 $16,500 $22,000 $ 27,500 $ 33,000 $ 38,500
            150,000    16,500  24,750  33,000   41,250   49,500   57,750
            200,000    22,000  33,000  44,000   55,000   66,000   77,000
            250,000    27,500  41,250  55,000   68,750   82,500   96,250
            300,000    33,000  49,500  66,000   82,500   99,000  115,500
            350,000    38,500  57,750  77,000   96,250  115,500  134,750
            400,000    44,000  66,000  88,000  110,000  132,000  154,000
            450,000    49,500  74,250  99,000  123,750  148,500  173,250

   Benefits under the Plastics Pension Plan are based on the participant's average total cash compensation (the "Salary" and "Bonus" columns in the Summary Compensation Table) over the final 36 months of employment or over the highest three of the final five calendar years of employment, whichever produces the greater average compensation. In computing this average, compensation for any year cannot exceed 125% of base pay. Compensation used in determining benefits is also limited by Section 401(a)(17) of the Code, which imposes the limit indicated above.

   Benefits under the Plastics Pension Plan are determined based on two methods. Under the first method, the Plastics Pension Plan provides for benefits based on a formula without any offset for social security. Most of Silgan Plastics' officers are eligible participants under the Plastics Pension Plan based on this first method and the above table is based on this first method. Under the second method, benefits under the Plastics Pension Plan are based on one of three formulas, one of which provides for an offset for social security. Additionally, officers of Silgan Plastics are eligible to participate in the Plastics Supplemental Plan, which is designed to make up for benefits not payable under the Plastics Pension Plan due to Code limitations.

   As of December 31, 2001, Mr. Gervais, the only Named Executive Officer who is an eligible participant under the Plastics Pension Plan, had twelve years of credited service under the Plastics Pension Plan. Mr. Gervais also participates in the Plastics Supplemental Plan, which is designed to make up for benefits not payable under the Plastics Pension Plan due to Code limitations and for benefits not payable under the Silgan Plastics Corporation Compensation Incentive (401(k)) Plan due to restrictions under the Code. Amounts contributed by Silgan Plastics for Mr. Gervais under the Plastics Supplemental Plan are included in the ''All Other Compensation'' column of the Summary Compensation Table.

Employment Agreements

   James D. Beam, President of Silgan Containers, has entered into an employment agreement with Silgan Containers. The initial term of his employment agreement was three years from its effective date, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of his employment agreement. Mr. Beam's employment agreement provides for, among other things, a minimum severance benefit equal to his then current base salary and benefits for a period of up to one year following termination if (i) Mr. Beam is terminated by Silgan Containers for any reason other than death, disability or for cause as specified in his employment agreement or (ii) Mr. Beam voluntarily terminates his employment due to a demotion, all as specified in his employment agreement.

   Russell F. Gervais, President of Silgan Plastics, has entered into an employment agreement with Silgan Plastics. The initial term of his employment agreement was five years, commencing September 1, 1989, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of his employment agreement. Mr. Gervais' employment agreement provides for, among other things, a severance benefit equal to his then current base salary and benefits for a period of one year following termination if (i) Mr. Gervais is terminated by Silgan Plastics for any reason other than death, disability or for cause as specified in his employment agreement or (ii) Mr. Gervais voluntarily terminates his employment due to a demotion, all as specified in his employment agreement.

                       REPORT ON EXECUTIVE COMPENSATION

General

   The goals of the Company's executive compensation program are as follows:
(i) to attract and retain executives and to provide fair compensation to them taking into account the responsibilities undertaken by them; (ii) to motivate the Company's executives to achieve the Company's business strategy; and (iii) to align the interests of the Company's executives and stockholders through the granting of options under the Stock Option Plan. The principal components of the Company's executive officer compensation program are base salary, annual cash bonuses and stock options. The Stock Option Plan is administered by the Stock Option Committee, as described under the section titled "Stock Option Plan" below. Certain of the Company's executive officers also receive additional forms of compensation as described in the Summary Compensation Table of this Proxy Statement and footnote (c) to the Summary Compensation Table and in the section in this Proxy Statement titled ''Executive Compensation--Pension Plans."

   For 2001, the Compensation Committee made recommendations to the Board of Directors of the Company for its approval with respect to the compensation of executive officers of the Company, other than those executive officers compensated by S&H, and of executive officers of the Company's subsidiaries who are Named Executive Officers, and the Board of Directors of the Company approved such recommendations. The compensation of executive officers of the Company's subsidiaries who are not Named Executive Officers is determined by the Board of Directors of Silgan Containers or Silgan Plastics, as the case may be.

Compensation of Co-Chief Executive Officers and Certain Other Executive Officers

   Messrs. Silver, Horrigan and Rankin receive no direct compensation from the Company or its subsidiaries, except that Mr. Rankin has received stock options from the Company under the Stock Option Plan. They are compensated by S&H, which is paid by the Company for management services provided by it to the Company pursuant to the Management Agreements. The amounts paid by the Company to S&H under the Management Agreements are based upon fixed financial formulas related to the Company's operating results. The term of the Management Agreements currently continues through June 30, 2003, and the Management Agreements will be automatically renewed for successive one-year terms unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew. The Compensation Committee of the Board of Directors of the Company (other than any member who is receiving or is entitled to receive, or is affiliated with an entity that is receiving or entitled to receive, any payment from the Company or S&H under or in connection with the Management Agreements) determines on behalf of the Company and its subsidiaries whether to give such written notice not to renew such term. You should also read the section in this Proxy Statement titled "Certain Relationships and Related Transactions--Management Agreements."

Base Salary

   Base salaries for the Company's executive officers (other than for those compensated by S&H) are determined, in part, through general geographic market conditions and comparisons with companies in the packaging industry and other companies with which the Company competes for personnel. Additionally, other factors are considered such as individual experience and performance and the overall performance of the Company. Each executive's base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on (i) the individual's contribution to the Company over the preceding year; (ii) a change in the individual's responsibilities over the preceding year; (iii) any change in median competitive pay levels; or (iv) a general increase in the cost of living.

Annual Cash Bonuses

   If the Company or any of the Company's business units achieves certain assigned financial targets for earnings before depreciation, interest, taxes and amortization, or EBDITA, annual cash bonuses are paid to the executive officers of the Company or such business unit, as the case may be. The EBDITA target levels of each of the Company and its business units for a given year are established at the beginning of such year as part of the operating budgets of the Company and its subsidiaries, which operating budgets are approved by the boards of directors of the Company and its subsidiaries. The amount of the bonus of each such executive officer is determined by a formula which calculates such bonus based on the percentage that the actual applicable EBDITA amount represents of the applicable EBDITA target level. In addition, in the case of officers of Silgan Containers, a portion of their annual cash bonuses for 2001 was payable to them if Silgan Containers met certain organizational goals as established by its board of directors at the beginning of the year, including cash flow management, quarterly forecasting of certain financial information and cost management goals. For 2002, a portion of the annual cash bonuses for officers of Silgan Containers will be payable to them if Silgan Containers meets certain organizational goals as established by the board of directors of Silgan Containers at the beginning of the year, such as quarterly forecasting of certain financial information, cost management and working capital management goals. Annual cash bonuses are paid in the beginning of the year following the year in which they are earned.

Tax Deductibility

   Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. The Company believes that its current compensation programs meet the requirements to qualify for compensation to be deductible for federal income tax purposes. In the future, it is the Company's intent to modify, when necessary, compensation plans for the Company's executive officers so that the Company's federal tax deduction is maximized. Because the Company believes that the use of prudent judgment in determining pay levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

                                  By the Compensation Committee of the Board of
                                    Directors:

                                  Jeffrey C. Crowe
                                  Edward A. Lapekas

Stock Option Plan

   The Stock Option Committee of the Board of Directors administers the Stock Option Plan and has the power to, among other things, choose participants and fix the type of grant of stock options and all the terms and conditions of such grants, including the number of shares of our Common Stock covered by a grant and the exercise price, in accordance with the provisions of the Stock Option Plan. The Stock Option Plan forms the basis of the Company's long-term incentive compensation plan. The Stock Option Committee believes that placing a portion of compensation in the form of stock options achieves certain objectives: it aligns the interest of the Company's executive officers and key employees directly with those of the Company's stockholders; it gives executive officers and key employees a significant long-term interest in the Company's success; and it helps the Company retain executive officers and key employees. In determining to whom stock options shall be granted, the terms of the stock options and the number of stock options to grant to an executive officer or key employee, the Stock Option Committee primarily considers past performance and the prospective value of the stock options to be granted as a performance incentive. The Stock Option Committee granted stock options to six executive officers and key employees of the Company and its subsidiaries under the Stock Option Plan in 2001 with respect to 100,000 underlying shares of our Common Stock. No stock options were granted in 2001 to any of the Named Executive Officers listed in the Summary Compensation Table.

                                      By the Stock Option Committee of the
                                        Board of Directors:

                                      R. Philip Silver
                                      D. Greg Horrigan

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In 2001, the Compensation Committee of our Board of Directors consisted of Messrs. Horrigan, Abramson (until November 2001) and Crowe. Mr. Horrigan is the President and Co-Chief Executive Officer of the Company. During 2001, none of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, or (ii) a director of another entity, one of whose executive officers served on our Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

                              COMPANY PERFORMANCE

   The graph below compares the Company's Common Stock performance from the IPO price with the performance of the Dow Jones Containers & Packaging Index and the Standard & Poor's 500 Composite Stock Price Index, or the S&P 500 Index, by valuing the changes in common stock prices from February 13, 1997 through December 31, 2001 plus reinvested dividends. The companies included in the Dow Jones Containers & Packaging Index are: AptarGroup, Inc.; Ball Corporation; Bemis Company, Inc.; Chesapeake Corporation; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Pactiv Corp.; Sealed Air Corp.; Smurfit Stone Container Corporation; Sonoco Products Company; and Temple-Inland, Inc. The graph below assumes in each case an initial investment of $100.00 on February 13, 1997 plus reinvestment of dividends, with the investment in the Dow Jones Containers & Packaging Index weighted on the basis of market capitalization at February 13, 1997.

       Comparison Of Cumulative Total Return Among Silgan Holdings Inc.,
           Dow Jones Containers & Packaging Index and S&P 500 Index

                            [The graph appears here]


            EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH

                       February 13,   December 31,  December 31,  December 31,  December 31,  December 31,
                          1997           1997          1998          1999          2000          2001
                       ------------  ------------   ------------  ------------  ------------  ------------
Silgan Holdings Inc....    100            163           139            67            45            131
Dow Jones Containers
 & Packaging Index.....    100            109            97            92            67             84
S&P 500 Index..........    100            126           161           195           178            156


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   In the table below, we provide information, as of the Record Date, with respect to the beneficial ownership of our Common Stock by (i) each current director and each Named Executive Officer of the Company, (ii) each person or entity who is known by the Company to own beneficially more than 5% of our Common Stock and (iii) by all executive officers and directors of the Company as a group. Except as otherwise described below, each of the persons named in the table below has sole voting and investment power with respect to the securities beneficially owned.

                                                  Number of Shares of   Percentage Ownership of
                                                  Common Stock Owned        Common Stock(1)
                                                  -------------------   -----------------------
R. Philip Silver(2)..............................      3,603,244                 20.01%
D. Greg Horrigan(2)..............................      3,603,244                 20.01%
Leigh J. Abramson(3).............................         --                       --
John W. Alden(3).................................         --                       --
Jeffrey C. Crowe(3)..............................          2,000                   *
Edward A. Lapekas(3).............................          1,330                   *
Harley Rankin, Jr.(4)............................        105,672                   *
James D. Beam(5).................................        247,273                  1.37%
Russell F. Gervais(6)............................        102,112                   *
FMR Corp. and related parties(7).................      2,017,700                 11.21%
All officers and directors as a group(8).........      7,937,232                 43.11%

--------
(1) An asterisk denotes beneficial ownership of 1% or less of our Common Stock.

(2) Director of the Company, Silgan Containers and Silgan Plastics. Messrs. Silver and Horrigan currently intend to vote their shares as a block. Each of Mr. Silver and Mr. Horrigan has sole investment power over 3,449,045.7 shares of our Common Stock. As the sole general partner of Silver Family Limited Partnership, Mr. Silver shares investment power with Silver Family Limited Partnership over the 154,198.3 shares of our Common Stock owned by such partnership. As the sole general partner of Horrigan Family Limited Partnership, Mr. Horrigan shares investment power with Horrigan Family Limited Partnership over the 154,198.3 shares of our Common Stock owned by such partnership. In addition to the shares included in the above table, Messrs. Silver and Horrigan share voting and investment power with S&H over one share of our Common Stock owned by S&H. The address for each of Messrs. Silver and Horrigan is 4 Landmark Square, Stamford, Connecticut 06901.

(3) Director of the Company.

(4) Includes 84,389 shares of our Common Stock owned by Mr. Rankin and 21,283 shares of our Common Stock owned by Rankin Limited Partnership. As the sole general partner of Rankin Limited Partnership, Mr. Rankin shares investment power with Rankin Limited Partnership over the shares owned by such partnership.

(5) Includes 199,273 shares of our Common Stock owned by Mr. Beam and 48,000 shares of our Common Stock that may be acquired by Mr. Beam through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

(6) Includes 50 shares of our Common Stock owned by Mr. Gervais and 102,062 shares of our Common Stock that may be acquired by Mr. Gervais through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

(7) This information is based solely upon our review of Amendment No. 1 to
    Schedule 13G filed by FMR Corp. and certain related parties with the Securities and Exchange Commission on or about February 14, 2002, reporting beneficial ownership as of December 31, 2001. FMR Corp. is a parent holding company which, along with Edward C. Johnson 3d (the Chairman of FMR Corp.) and Abigail P. Johnson (a director of FMR Corp.), reports that it has the sole power to dispose or direct the disposition of 2,017,700 shares of our Common Stock and the sole power to vote or direct the voting of 11,000 of such shares owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., and 4,100 of such shares owned by Fidelity International Limited. Voting power with respect to the remainder of the shares is held by the boards of trustees of the respective funds which own the shares. One of these funds, Fidelity Low Priced Stock Fund, owns 1,784,100 shares of our Common Stock. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8) Includes 405,237 shares of our Common Stock that may be acquired through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

                   ADOPTION OF THE SILGAN HOLDINGS INC. 2002
                   NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

   We will present at the Meeting a proposal to approve the adoption of the Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan, or the Directors Plan. Our Board of Directors has unanimously approved the Directors Plan. The Directors Plan is intended to benefit us and our stockholders by providing us with an additional means of attracting and retaining highly qualified non-employee directors. In addition, by allowing non-employee members of the Board of Directors to increase their financial stake in the Company through ownership of our Common Stock, the Directors Plan would further align the interests of our directors and stockholders in increasing the long-term value of our Common Stock.

   The primary aspects of the Directors Plan, the text of which is set forth in Exhibit A to this Proxy Statement, are as follows.

Eligibility

   Participation in the Directors Plan would be limited to members of our Board of Directors who are not current employees or officers of the Company or any of its subsidiaries. After the election of the Class II Directors at the Meeting, we will have four non-employee directors.

Option Grants

   We have reserved 60,000 shares of our Common Stock for issuance under the Directors Plan. The first option grants under the Directors Plan would be made on May 30, 2002. Thereafter, option grants under the Directors Plan would be made on the first business day after each annual stockholders meeting.

   On each grant date, each of our non-employee directors will automatically receive, in consideration for service as a director, nonqualified stock options to purchase 1,500 shares of our Common Stock. The exercise price for the options will be the average of the high and low sales prices for our Common Stock on the date of grant as reported by the Nasdaq National Market System, or NASDAQ, or the national securities exchange on which our Common Stock is then trading (if our Common Stock is not publicly traded at the time of grant, the exercise price will be the fair market value of our Common Stock on the date of grant as determined by our Board of Directors). The exercise price must be paid in cash or, if the applicable option agreement so provides, in shares of our Common Stock that have been held for at least six months prior to exercise.

   Each option will be exercisable no sooner than six months from the date of grant of the option. Options cannot be exercised later than ten years after the date of grant, or such earlier date as specified in the applicable option agreement.

Cessation of Service

   If a non-employee director voluntarily resigns before the end of his or her term of service as a director, such director's unexercised options generally expire as of the date on which such director voluntarily resigns. If a non-employee director ceases to be a member of our Board of Directors at the end of his or her term of service or for any reason other than voluntary resignation prior to the end of his or her term of service, any unexercised options will remain outstanding for ninety days following the date on which such director ceases to be a member of our Board of Directors. In the event that a non-employee director becomes disabled, such director's unexercised options may be exercised within the twelve-month period following the date on which such director ceases to be a member of our Board of Directors. In the event that a non-employee director dies, such director's unexercised options may be exercised by his or her legal representatives or heirs during the twelve-month period following such director's death.

Adjustments in Common Stock

   The Directors Plan provides that our Board of Directors may make certain adjustments to the number and kind of shares subject to options granted under the Directors Plan and to the exercise price of options granted under the Directors Plan where the Company undergoes, among other things, a change of control, merger, recapitalization, reclassification or stock split or where the Company declares a stock dividend. Such adjustments could increase the number of shares of our Common Stock reserved for issuance under the Directors Plan.

Federal Income Tax Consequences

   The grant of a nonqualified stock option under the Directors Plan will not result in income for the non-employee director or in a deduction for the Company. The exercise of a stock option under the Directors Plan will result in ordinary income for the non-employee director and a deduction for the Company equal to the difference between the exercise price and the fair market value of the shares of our Common Stock received at the time of exercise.

Other Information

   The Directors Plan will become effective upon approval by the Company's stockholders and will terminate, for purposes of granting further options, on November 29, 2012 unless earlier terminated by our Board of Directors. The Directors Plan is administered by our Board of Directors, which has the power to set additional terms and conditions concerning options granted under the Directors Plan.

   Our non-employee directors are compensated for their services as directors of the Company. For a description of such compensation, you should read the section in this Proxy Statement titled "Election of Directors--Compensation of Directors." As of April 12, 2002, the closing sales price of our Common Stock, as reported by NASDAQ, was $37.49.

New Plan Benefits

   The following table sets forth the stock options that our non-employee directors, as a group, will receive in 2002 if the Directors Plan is approved by our stockholders at the Meeting. Executive officers, employee directors and other employees of the Company are not eligible to participate in the Directors Plan and, therefore, will not receive any stock options under the Directors Plan.

                               NEW PLAN BENEFITS

      Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan

                                                           Dollar      Number
Name and Position                                         Value ($)   Of Units
-----------------                                         ---------   --------
Non-Executive Director Group.............................    (a)       6,000

--------
(a) The dollar value is dependent upon the future price of our Common Stock

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE SILGAN HOLDINGS INC. 2002 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Independent Auditors

   Upon recommendation of the Audit Committee, the Board of Directors of the Company appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. The Board of Directors of the Company is requesting ratification of this appointment by the stockholders of the Company.

   A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions from those attending the Meeting, but is not otherwise expected to make a statement.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

Audit Fees

   Aggregate fees for professional services rendered by Ernst & Young LLP in connection with the audit of the Company's consolidated financial statements for the year ended December 31, 2001 and for reviews of the Company's unaudited financial statements included in its Quarterly Reports on Form 10-Q for 2001 were $0.8 million.

Financial Information Systems Design and Implementation Fees

   During 2001, Ernst & Young LLP did not provide the Company or its subsidiaries with any professional services in connection with financial information systems design and implementation.

All Other Fees

   During 2001, in addition to the amount described in "Audit Fees" above, aggregate fees of $0.8 million were paid to Ernst & Young LLP for professional services and expenses primarily related to internal audit services ($0.3 million), tax related services ($0.1 million) and other audit related services ($0.4 million, of which $0.2 million were paid for audit related services in connection with the secondary public offering of our Common Stock by MSLEF II in November 2001). You should also read the section in this Proxy Statement titled "Report of the Audit Committee."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and officers and persons holding more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. These directors, officers and ten percent stockholders are also required to furnish us with copies of all such filed reports.

   Based solely upon a review of the copies of reports furnished to us and/or representations that no reports were required, we believe that all of our directors, executive officers and ten percent stockholders complied with all filing requirements under Section 16(a) of the Exchange Act in 2001.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   Stockholders may submit proposals on matters appropriate for stockholder action at our annual meetings consistent with the rules and regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement for our annual meeting of stockholders in 2003 must be received by us at our principal executive offices not later than December 27, 2002. In accordance with the Exchange Act and the rules and regulations promulgated under the Exchange Act, proxies solicited by our Board of Directors will confer discretionary voting authority with respect to any proposal raised at our annual meeting of stockholders in 2003 as to which the proponent has not notified us by March 12, 2003. Proposals should be directed to the attention of the General Counsel, Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, our Board of Directors and management have no knowledge of any other business matters that will be presented for consideration at the Meeting other than those referred to in this Proxy Statement. However, persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that properly come before the Meeting and as to matters incidental to the conduct of the Meeting in accordance with their discretion.

                                          By Order of the Board of Directors,

                                          /s/ Frank W. Hogan, III

                                          Frank W. Hogan, III
                                          Secretary

Stamford, Connecticut
April 26, 2002

                                                                      Exhibit A

                             SILGAN HOLDINGS INC.

                 2002 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

I.  PURPOSE OF PLAN; DEFINITIONS.

1.1  Purpose.

   The purpose of the Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan (the "Plan") is to strengthen Silgan Holdings Inc., a Delaware corporation (the "Company"), by providing an additional means of attracting, retaining and compensating highly qualified individuals for service as members of the Board of Directors of the Company. The Plan enables non-employee directors to increase their ownership of the Company's common stock, allowing them to have a greater personal financial stake in the Company and underscoring their common interest with stockholders in increasing the value of the Company's common stock in the long term.

1.2  Definitions.

   For purposes of this Plan, the following terms shall be defined as indicated, unless otherwise clearly required by the context in which the term appears:

      "Board of Directors" shall mean the Board of Directors of the Company.

      "Change of Control" shall mean any sale of the assets or voting stock of the Company, whether by purchase, merger, consolidation or other similar transaction, pursuant to which there is a transfer of ownership of more than fifty percent (50%) of the assets or the voting stock of the Company to a Person which theretofore did not own, directly or indirectly, any of the voting stock of the Company; provided, however, that a restructuring of the Company in which the stockholders of the Company retain at least fifty percent (50%) of the voting stock of the surviving Person shall not be deemed a Change of Control.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Common Stock" shall mean the authorized and issuable common stock of the Company ($.01 par value).

      "Fair Market Value" shall mean (i) if the stock is listed or admitted to trade on a national securities exchange, the average of the high and low sales prices for the stock on the composite tape of the principal national securities exchange on which the stock is so listed or admitted to trade,
   (ii) if the stock is not listed or admitted to trade on a national securities exchange, the average of the high and low sales prices for the stock as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information, or (iii) if the stock is not listed or admitted to trade on a national securities exchange and if sales prices for the stock are not so furnished through NASDAQ or a similar organization, the fair market value of the stock as determined in good faith by the Board of Directors or an authorized committee thereof in such manner as it deems appropriate, taking into consideration, among other things, recent sales of the stock.

      "Non-Employee Director" shall mean each member of the Board of Directors who is not a current employee or a current officer of the Company or any of its Subsidiaries.

      "Nonstatutory Options" shall mean an option granted pursuant to the Plan which does not qualify as an incentive stock option under Section 422 of the Code.

      "Option(s)" shall mean option(s) to purchase Common Stock under this Plan.

      "Option Price" shall have the meaning set forth in Section 3.2 hereof.

      "Person" shall mean any individual, partnership, joint venture, corporation, association, trust, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

II.  ADMINISTRATION; PARTICIPATION.

2.1  Administration.

   This Plan shall be administered by the Board of Directors. Subject to the express provisions of this Plan, the Board of Directors shall have the authority to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and participants under this Plan, to further define the terms used in this Plan, to prescribe, amend and rescind rules and regulations relating to the administration of this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The determinations of the Board of Directors on the foregoing matters shall be conclusive.

2.2  Participation.

   All Non-Employee Directors shall be eligible to participate in this Plan.

2.3  Stock Subject to this Plan.

   Subject to Section 4.1 hereof, the stock to be offered under this Plan shall be shares of authorized but unissued Common Stock or Common Stock held in treasury. The aggregate amount of Common Stock to be delivered upon exercise of Options granted under this Plan shall not exceed the sum of 60,000 shares of Common Stock. Such amount of Common Stock is hereby reserved for issuance under this Plan. If any Option shall expire or terminate for any reason without having been fully exercised, the unexercised shares subject thereto shall again be available for the purposes of this Plan.

2.4  Stock Option Agreements.

   Each Option granted pursuant to this Plan shall be evidenced by a written stock option agreement (any of which are at times herein referred to as an "Option Agreement" or, collectively, as "Option Agreements").

III.  OPTIONS.

3.1  Annual Grant of Nonstatutory Options.

   Only Nonstatutory Options may be granted under this Plan. On the first business day following the day of each annual meeting of the stockholders of the Company beginning in 2002, each person who is then a Non-Employee Director shall automatically and without further action by the Board of Directors be granted a Nonstatutory Option to purchase 1,500 shares of Common Stock, subject to adjustment and substitution as set forth in Article IV. If the number of shares then remaining available for the grant of stock options under this Plan is not sufficient for each Non-Employee Director to be granted an Option for 1,500 shares (or the number of adjusted or substituted shares pursuant to Article IV), then each Non-Employee Director shall be granted an Option for a number of whole shares equal to the number of shares then remaining available divided by the number of Non-Employee Directors, disregarding any fractions of shares.

3.2  Option Price.

   Except as otherwise provided herein, the purchase price per share of the Common Stock covered by each Option (the "Option Price") shall be one hundred percent (100%) of the Fair Market Value on the date of grant.

The Option Price of any share purchased shall be paid in full at the time of each purchase in cash, by check, or, provided that all necessary regulatory approvals have been received and provided further that the Option Agreement provides for such exercise, the person exercising the Option may deliver in payment of all or a portion of the Option Price certificates for other shares of Common Stock that have been held by such person for at least six (6) months (such other shares shall be valued at the Fair Market Value of such Common Stock as of the date of exercise of the Option).

3.3  Option Period.

   Except as otherwise provided herein or as otherwise determined by the Board of Directors, each Option and all rights and obligations thereunder shall expire on such date as shall be provided in the Option Agreement, but not later than the tenth anniversary of the date on which the Option is granted and shall be subject to earlier termination as hereinafter provided.

3.4  Exercise of Options.

   Each Option shall become exercisable and the total number of shares subject thereto shall be purchasable no sooner than six (6) months from the date of the grant of the Option. If the holder of an Option shall not purchase all of the shares which the holder is entitled to purchase, the holder's right to purchase any shares not so purchased shall continue until the expiration or earlier termination of the holder's Option. No Option shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded except that they may be accumulated in accordance with the second sentence of this Section 3.4. No fewer than ten (10) shares may be purchased at one time unless the number purchased is the total number at the time available for purchase under the Option. The Board of Directors may impose such conditions or limitations, as shall be specified in the applicable Option Agreement, on the sale or transfer of Common Stock acquired upon exercise of an Option as it may deem necessary or desirable.

   An Option shall be deemed to be exercised when the Secretary of the Company receives written notice of such exercise from the person entitled to exercise the Option, together with payment in full of the Option Price made in accordance with Section 3.2 of this Plan and all applicable withholding taxes.

3.5  Nontransferability of Options.

   An Option granted under this Plan shall, by its terms, be nontransferable by the grantee other than by will or the laws of descent and distribution, and shall be exercised during the grantee's lifetime only by the grantee or a duly appointed guardian or personal representative.

3.6  Cessation of Service.

   (a) Except as provided in Sections 3.7 and 3.8 hereof, if an Option holder ceases to be a Director of the Company because of the Option holder's voluntary resignation prior to the expiration of such Option holder's term of service as a member of the Board of Directors, the Option shall be exercisable only until the date of such resignation, to the extent, and only to the extent, the Option had become exercisable as of the date of such resignation.

   (b) Except as provided in Sections 3.7 and 3.8 hereof, if an Option holder ceases to be a Director of the Company on the date of the expiration of such Option holder's term as a member of the Board of Directors or for any other reason other than voluntary resignation prior to the expiration of such Option holder's term as a member of the Board of Directors, the Option holder shall have ninety (90) days, or such other period provided in the Option Agreement, from the date on which such Option holder ceases to be a Director of the Company to exercise his or her Option, to the extent, and only to the extent, the Option had become exercisable prior to the date of such cessation of service.

3.7  Permanent Disability of Non-Employee Director.

   If an Option holder is no longer a Non-Employee Director as a result of permanent disability (as defined below), the holder shall have twelve (12) months, or such shorter period as is provided in the Option Agreement, from the date of cessation of service to exercise his or her Option. The Option shall expire at the end of such 12-month period (or such shorter period as is provided in the Option Agreement or as provided pursuant to Section 3.3 hereof) to the extent not exercised within that period. As used herein, "permanent disability" shall mean the inability of an Option holder by reason of illness or injury to perform substantially all of his or her duties as a Non-Employee Director during any continued period of one hundred eighty (180) days.

3.8  Death of Non-Employee Director.

   If an Option holder dies while a Non-Employee Director of the Company or during the periods described in Section 3.6 or 3.7 hereof, the holder's Option shall be exercisable during the twelve-month period, or such shorter period as is provided in the Option Agreement, following the holder's death, by the executor of the holder's will, the administrator of the holder's estate, or as otherwise provided in the Option Agreement, (and not otherwise, regardless of any community property or other interest therein of the spouse of the holder or such spouse's successor in interest), provided that in no event shall the Option be exercised after the period provided for in Section 3.3 hereof. Unless sooner terminated pursuant to the Plan, the Option shall expire at the end of such twelve-month period (or such shorter period as is provided in the Option Agreement or as is provided pursuant to Section 3.3 hereof) to the extent not exercised within that period. In the event that the holder's spouse shall have acquired a community property interest in the Option, the holder, the executor of the holder's will, the administrator of the holder's estate or such other Person as is otherwise provided in the Option Agreement may exercise the option on behalf of the spouse of the holder or such spouse's successor in interest.

IV.  OTHER PROVISIONS.

4.1  Adjustments Upon Changes in Capitalization and Ownership.

   Subject to Section 4.2 below, if the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through a reorganization or merger in which the Company is the surviving entity, combination, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares for which Options may be granted as set forth in Section 2.3 hereof. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall also be made.

   Upon the dissolution or liquidation of the Company, or, subject to Section
4.2 below, upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, in which such surviving corporation (or an affiliate), if applicable, does not assume all obligations of the Company under this Plan and substitute for the unexercised Options granted under the Plan options to purchase securities of such surviving corporation having a value substantially equivalent to or greater than the Common Stock issuable upon exercise of such Options and on terms substantially the same as or better than those granted under the Plan, such Options shall become immediately exercisable upon the occurrence of such an event, but in no event may such Options be exercised after the exercise period specified in each individual Option Agreement.

   Adjustments under this Section 4.1 shall be made by the Board of Directors or an authorized committee thereof, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Common Stock shall be issued under this Plan on account of any such adjustment. If for any reason any person becomes entitled to any interest in a fractional share, a cash payment shall be made of an equivalent value of such interest.

4.2  Change of Control.

   In the event of a Change of Control during the term of one or more Options, such Options shall, subject to Section 4.1 above, remain outstanding and shall become exercisable by the holder thereof upon the terms and conditions of the Plan and the Option Agreement between such holder and the Company; provided, however, the Board of Directors or an authorized committee thereof may, in its discretion, take one or more of the following actions in connection with a Change of Control:

   (a) The Board of Directors or an authorized committee thereof may declare that any or all Options shall terminate as of a date to be fixed by the Board of Directors or such committee and may require that the respective holders thereof surrender all or a portion of their unexercised Options for cancellation by the Company prior to such date and, upon such surrender, such holders shall receive (i) the cash, securities or other consideration they would have received had they exercised such Options immediately prior to such Change of Control and had they disposed of their shares of Common Stock issuable upon such exercise in connection with such Change of Control (subject to required deductions and withholdings), minus (ii) an amount of cash or fair market value of securities or other such consideration equal to the Option Price for such Options surrendered; or

   (b) The Board of Directors or an authorized committee thereof may declare that, upon the exercise by a holder of any or all Options after a Change of Control in accordance with the provisions of the Plan, such holder shall be entitled to receive only the cash, securities or other consideration he would have been entitled to receive had he exercised such Options immediately prior to such Change of Control and had he disposed of the Common Stock issuable upon such exercise in connection with such Change of Control; or

   (c) The Board of Directors or an authorized committee thereof may declare that any or all Options shall terminate as of a date to be fixed by the Board of Directors or such committee and give the holders thereof the right to exercise their Options prior to such date as to all or any part thereof; or

   (d) The Board of Directors or an authorized committee thereof may permit the successor corporation to assume the obligations of the Company under the Plan and to substitute for the unexercised Options granted under the Plan options to purchase securities of such successor corporation having a value substantially equivalent to or greater than the Common Stock issuable upon exercise of such Options and on terms substantially the same as or better than those granted under the Plan, all as determined by the Board of Directors or such committee, whereupon all outstanding Options and all future Options granted under the Plan shall thenceforth become options to purchase such securities of such successor corporation on such terms.

4.3  Government Regulations.

   This Plan and the grant and exercise of Options shall be subject to all applicable rules and regulations of governmental authorities.

4.4  Withholding.

   The Company may require, as a condition to (1) issuing or delivering to the holder of an Option shares or certificates evidencing the shares upon exercise of the Option or (2) allowing the transfer of shares subsequent to their issuance to the holder of an Option, that the holder of an Option or other person exercising the Option pay any sums that federal, state, or local tax law requires to be withheld with respect to such exercise or transfer. The Company shall not be obligated to advise any holder of an Option of the existence of the tax or the amount which the Company will be so required to withhold.

4.5  Amendment, Termination and Reissuance.

   (a) The Board of Directors may at any time suspend, amend or terminate this Plan (or any part thereof) and, with the consent of the holder of an Option, may make such modifications of the terms and conditions of such holder's Option as it shall deem advisable. No Option may be granted during any suspension of this Plan or after such termination. The amendment, suspension or termination of this Plan shall not, without the consent of the holder of an Option, adversely alter or impair any rights or obligations under any Option theretofore granted under this Plan.

   (b) In addition to the Board of Directors' approval of any amendment, if the amendment would (i) increase the benefits accruing to participants in this Plan, (ii) increase the aggregate number of shares which may be issued under this Plan or (iii) modify the requirements of eligibility for participation in this Plan, then such amendment shall be approved by the holders of a majority of the Company's outstanding capital stock present, or represented, and entitled to vote at a meeting duly held for the purpose of approving such amendment.

4.6  Privileges of Stock Ownership; Nondistributive Intent.

   The holder of an Option shall not be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued and delivered to him or her. Upon exercise of an Option, unless a registration statement is in effect under the Securities Act of 1933, as amended, relating to the Common Stock issuable upon exercise and there is available for delivery a prospectus meeting the requirements of Section 10(a)(3) of said Act, the Common Stock may be issued to the option holder only if he or she represents and warrants in writing to the Company and its counsel that the shares purchased are being acquired for investment and not with a view to the resale or distribution thereof. No shares shall be issued upon the exercise of any Option unless and until there shall have been full compliance with any then applicable requirements of the Securities and Exchange Commission, or any other regulatory agencies having jurisdiction over this Plan (and of any exchanges upon which stock of the Company may be listed).

4.7  Issuance of Stock Certificates.

   Upon exercise of an Option, the person receiving Common Stock shall be entitled to one stock certificate evidencing the shares acquired upon such exercise; provided, however, that any person who tenders Common Stock to the Company in payment of a portion or all of the purchase price of stock purchased upon exercise of an Option, shall be entitled to receive two certificates, one representing a number of shares equal to the number of shares exchanged for the stock acquired upon exercise and another representing the additional shares acquired upon exercise of the Option.

4.8  Effective Date of this Plan.

   This Plan shall, subject to its adoption by the Board of Directors and the approval by the Company's stockholders in accordance with applicable law and the Company's Restated Certificate of Incorporation, be effective as of May 29, 2002.

4.9  Expiration.

   Unless previously terminated by the Board of Directors, this Plan shall expire at the close of business on the date that is ten (10) years and six (6) months from the date specified in Section 4.8, and no Option shall be granted under it thereafter, but such expiration shall not affect any Option theretofore granted.

4.10  Governing Law.

   This Plan and the Options issued hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed within such State, except as such laws may be supplanted by the laws of the United States of America, which laws shall then govern its effect and its construction to the extent they supplant Delaware law.

                                  FORM OF PROXY
                                  -------------

                              SILGAN HOLDINGS INC.
                                4 Landmark Square
                               Stamford, CT 06901

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints R. Philip Silver and D. Greg Horrigan as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of Silgan Holdings Inc. (the "Company") held of record by the undersigned on April 12, 2002 at an Annual Meeting of Stockholders of the Company to be held on May 29, 2002 or any adjournment or postponement thereof.

     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

(Continued and to be dated and signed on the reverse side.)

[_]  Please mark, sign, date                    [X]
     and return this proxy to          Votes must be indicated
     the Company.                      (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS (CLASS II)

FOR all nominees  [_]     WITHHOLD AUTHORITY to vote   [_]      *EXCEPTIONS  [_]
listed below              for all nominees listed below

Nominees (each to serve until the Company's Annual Meeting of Stockholders in 2005 and until their successors are duly elected and qualified):

                       D. Greg Horrigan and John W. Alden

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions

--------------------------------------------------------------------------------

2.   To approve the adoption of the Silgan Holdings Inc.  FOR  AGAINST  ABSTAIN
     2002 Non-Employee Directors Stock Option Plan.       [_]    [_]      [_]

3.   To ratify the appointment of Ernst & Young LLP       FOR  AGAINST  ABSTAIN
     as the Company's Independent Auditors for the fiscal [_]    [_]      [_]
     year ending December 31, 2002.

4. To consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

                    To change your address, please mark this box. [_]



                    When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf.

                    Date


                    --------------------------------------------


                    Share Owner sign here


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                    Co-Owner sign here


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